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DATA STATED IN MILLIONS

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                       VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION


REGULATION             STATEMENT CAPTION                                  1993      1992      1991

5-02(1)                Cash and cash items                                 118       179       363
5-02(2)                Marketable securities                                --        --        --
5-02(6)(a)(1)          Finished goods                                      244       261       229
5-02(9)                Total current assets                              1,277     1,331     1,632
5-02(18)               Total assets                                      5,900     6,071     7,017
5-02(21)               Total current liabilities                         1,505     1,746     1,899
5-02(22)               Bonds, mortgages & other long-term debt             726       792       852
5-02(23)               Indebtedness to related parties                      --        --        --
5-02(29)               Preferred stock-no mandatory redemption              --        --        --
5-02(30)               Common stock                                        129       129       129
5-02(31)(a)(1)         Additional paid in capital                        1,303     1,302     1,301
5-02(31)(a)(3)(ii)     Retained earnings-unappropriated                  1,636     1,540     2,290
5-03(b)(1)(a)          Net sales tangible products                       9,180    10,445    11,493
5-03(b)(8)             Interest & amortization of debt discount             73        91       107
5-03(b)(10)            Income (loss) before taxes and other items          426      (432)     (108)
5-03(b)(11)            Income tax expense (benefit)                        143      (115)       22
5-03(b)(14)            Income (loss) from continuing operations            283      (317)     (130)
5-03(b)(15)            Income (loss) from discontinued operations           --        19      (257)
5-03(b)(18)            Cumulative effect-change in acctg. prin.              5      (261)       --
5-03(b)(19)            Net income or loss                                  288      (559)     (387)

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